Emmaus Holdings, Inc. S-1/A

Ex23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Emmaus Life Sciences, Inc.
20725 S. Western Avenue, Suite 136
Torrance, CA 90501

We hereby consent to the use of our audit report dated May 3, 2011(except for Notes 7, 10, 11 and 13, as to which the date is September 28, 2011), in this Amendment No. 2 to Registration Statement on Form S-1, with respect to the consolidated balance sheets of Emmaus Life Sciences, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended and for the period since inception (December 20, 2000) through December 31, 2010.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
October 4, 2011